                                                                     EXHIBIT 2.1


               AT&T COMMUNICATIONS SERVICES INTERNATIONAL, INC.

                                      AND

                               AUnet CORPORATION


            ---------------------------------------------
                  SHARE SALE AND PURCHASE AGREEMENT
     -----------------------------------------------------------


                                EXECUTION COPY
                                --------------

                               December 4, 1999
                               ----------------

                        Boughton Peterson Yang Anderson
         1702 Dina House, Ruttonjee Center, 11 Duddell Street, Central
                                   Hong Kong
                  Tel: (852) 2877 3088  Fax: (852) 2525 1099

                                    CONTENTS
                                    --------

Number                       Clause Headings                                Page
------                       ---------------                                ----
1.     Definitions and Interpretation...................................... 3
2.     Sale of Shares...................................................... 7
3.     Consideration....................................................... 7
4.     [Intentionally Left Blank]
5.     Completion.......................................................... 7
6.     Vendor's Warranties, Covenants and Indemnities...................... 9
7.     Retirement Scheme................................................... 13
8.     Purchaser's Warranties, Covenants and Indemnity..................... 13
9.     Restriction on Announcements........................................ 14
10.    Further Assurance and Attorney...................................... 15
11.    Information......................................................... 15
12.    Cost................................................................ 15
13.    General............................................................. 15
14.    Notices............................................................. 16
15.    Time Square Offices................................................. 16
16.    Governing Law and Submission to Jurisdiction........................ 17

Schedules
---------
SCHEDULE 1          Details of the Company
SCHEDULE 2          Vendor's Individuals with Knowledge
SCHEDULE 3          Vendor's Warranties
SCHEDULE 4          Property
SCHEDULE 6          Contracts
SCHEDULE 6.2.2      HK IP Address Space and AS Number
SCHEDULE 6.2.4      Service Provider and Vendor Agreements to be Cancelled
SCHEDULE 6.2.8      List of Circuits
SCHEDULE 6.2.9      Sales Alliance Agreement
SCHEDULE 6.2.10     Dealership Agreements to be Cancelled
SCHEDULE 6.2.14     Interim Services Agreement
SCHEDULE 6.2.15     Employee Retention Plan
SCHEDULE 6.2.17     MySite and Related Migration Plans
SCHEDULE 7          Licenses

DATE:                                  December 4, 1999

PARTIES:

(1) AT&T COMMUNICATIONS SERVICES INTERNATIONAL, INC., a company incorporated in the State of New Jersey whose principal place of business is at 412 Mount Kemble Avenue, Morristown, New Jersey, U.S.A. (the "Vendor"); and

(2) AUnet CORPORATION, a company incorporated in California whose principal place of business is at 2000 Alameda De Las Pulgas, Suite 125, San Mateo, CA 94403, U.S.A. (the "Purchaser").

RECITALS:

(A) The Vendor is the legal and beneficial owner of all of the issued shares in the capital of AT&T EasyLink Services Asia/Pacific Limited (the "Company"). Particulars of the Company are set out in Schedule 1.

(B) The Vendor wishes to sell and the Purchaser wishes to purchase the said shares on the terms and conditions set out in this Agreement.

TERMS AGREED:

1.   Definitions and Interpretation
     ------------------------------

     1.1 In this Agreement where the context so admits the following words and expressions shall have the following meanings:

             "Accounting Date"            31 August 1999;

             "Accounts"                   The Business Accounts and the Company
                                          Accounts;

             "Affiliated Company"         means in relation to the Vendor, any
                                          subsidiary or holding company of the
                                          Vendor, any subsidiary of any such
                                          holding company, and any company in
                                          which the Vendor or any such holding
                                          company holds or controls directly or
                                          indirectly not less than 20% of the
                                          issued share capital. All Affiliated
                                          Companies of the Vendor are listed at
                                          the URL: www.att.com as of the date
                                                   -----------
                                          hereof;

             "Auditors"                   PricewaterhouseCoopers of 22nd Floor,
                                          Prince's Building, Central, Hong Kong;

             "Board"                      the board of directors of the Company
                                          for the time being;

             "Business"                   the online services Hong Kong business
                                          unit of the Company, which consists of
                                          EasyLink Services, MySite and
                                          dedicated Internet access;

             "Business Accounts"          the financial statements of the online
                                          services Hong Kong business unit of
                                          the Company as at and for the
                                          accounting period which ended on the
                                          Accounting Date which have been
                                          prepared by the Company based on the
                                          management accounts of the Company as
                                          at and for the accounting period which
                                          ended on the Accounting Date;

             "Companies Ordinance"        the Companies Ordinance (Chapter 32 of
                                          the Laws of Hong Kong);

             "Company Accounts"           the financial statements of the
                                          Company as at and for the accounting
                                          period which ended on the Accounting
                                          Date which have been prepared by the
                                          Company based on the management
                                          accounts of the Company as at and for
                                          the accounting period which ended on
                                          the Accounting Date;

             "Completion"                 the performance of all obligations of
                                          the Parties hereto as set out in
                                          Clause 5;

             "Completion Date"            Ten business days after the execution
                                          hereof;

             "Consideration"              the total consideration for the Shares
                                          being the sum specified in Clause 3;

             "Directors"                  the persons listed as directors of the
                                          Company in Schedule 1;

             "Disclosure Letter"          the letter of today's date from the
                                          Vendor to the Purchaser relating to
                                          the Warranties;

             "Employees"                  those individuals employed by the
                                          Vendor and named in the document
                                          headed "Current Staff Listing" annexed
                                          to the Disclosure Letter;

             "Encumbrance"                any interest or equity (including any
                                          retention of title, right to acquire,
                                          option or right of pre-emption) or any
                                          mortgage, charge, pledge, lien, claim
                                          or assignment or any other
                                          encumbrance, priority or security
                                          interest or arrangement of whatsoever
                                          nature;

             "Hong Kong"                  the Hong Kong Special Administrative
                                          Region of the People's Republic of
                                          China;

             "Including"                  means including without limitation;

             "Lease" in respect of a Property, the lease or tenancy agreement under which it is held and includes every deed varying such lease or tenancy agreement and every license granted under such lease or tenancy agreement;

             "Nominee"                    AT & T Asia/Pacific Group Limited
                                          (formerly known as AT&T Hong Kong
                                          Limited), which is
                                          registered as holder of one Class "A"
                                          ordinary shares of the Company as
                                          nominee in trust for the Vendor;

             "Occupational                An occupational retirement scheme
             Retirement Scheme"           within the meaning given to that term
                                          in section 2 of the Occupational
                                          Retirement Schemes Ordinance (Chapter
                                          426 of the Laws of Hong Kong);

             "Parties"                    the named parties to this Agreement
                                          and their respective successors and
                                          assigns;

             "Properties"                 the leasehold land and premises of the
                                          Company, short details of which are
                                          set out in Schedule 4 and "Property"
                                          means any one of them and includes
                                          every part of it;

             "Purchaser's Completion      The written resolutions of the board
             Board Resolutions"           of directors of the Purchaser in the
                                          agreed form;

             "Purchaser's Solicitors"     Boughton Peterson Yang Anderson of
                                          1702 Dina House, Ruttonjee Center, 11
                                          Duddell Street, Hong Kong;

             "Retirement Scheme"          the Occupational Retirement Scheme
                                          established by a deed of trust dated
                                          20 January 1998 and all rates and
                                          regulations made in connection
                                          therewith;

             "Schedules"                  the attached schedules;

             "Shares" the 19,406,633 Class "A" ordinary shares and the 4,900 Class "B" ordinary shares in the issued share capital of the Company;

             "Subscribers"                customers of the Business;

             "Taxation or Tax"            any liability for any form of
                                          taxation, deductions, withholdings,
                                          duties, imports levies, charges, and
                                          rates levied or any amount payable to
                                          receivers, customs or fiscal
                                          authorities of any part of the world
                                          whether federal state or local
                                          (including United States) wherever
                                          created or imposed and includes
                                          profits tax, provisional profits tax,
                                          interest tax, salaries tax, property
                                          tax, taxes on income, capital duty,
                                          capital gains tax, stamp duty, payroll
                                          tax, withholding tax, value added tax,
                                          rates, customs and other import and
                                          export duties and excise duties of
                                          Hong Kong;

             "Tax Returns"                means any return, declaration, report,
                                          claim for refund, or information
                                          return or statement relating to Taxes,
                                          including any schedule or attachment
                                          thereto, and including any amendment
                                          thereof,

             "To the best of Vendor's     (or any similar phrase used in this
             knowledge"                   Agreement, or in the Schedules
                                          attached hereto) shall mean the actual
                                          knowledge of the individuals listed on
                                          Schedule 2;

             "Transaction"                means the purchase by the Purchaser of
                                          all of the Shares;

             "US$"                        United States dollars;

             "Vendor's Completion Board   the written resolutions of the board
             Resolutions"                 of directors of the Vendor in the
                                          agreed form;

             "Vendor's Solicitors"        Baker & McKenzie of 14th Floor,
                                          Hutchison House, 10 Harcourt Road,
                                          Central, Hong Kong;

             "Warranties"                 the representations, warranties,
                                          covenants and undertakings of the
                                          Vendor contained or referred to in
                                          Clause 6 and Schedule 3; and

             "Warranty Claim"             a claim under any indemnity given by,
                                          or in respect of any breach of any
                                          obligation, warranty, representation
                                          or undertaking (including the
                                          Warranties) on the part of the Vendor
                                          under or pursuant to this Agreement.


     1.2 Save where the context otherwise requires, words and phrases, the definitions of which are contained or referred to in the Companies Ordinance, shall be construed as having the meaning thereby attributed to them.

     1.3 Unless specified, any references, express or implied, to statutes or statutory provisions shall be construed as references to Ordinances of Hong Kong as those statutes or provisions are respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to sections of consolidating legislation shall wherever necessary or appropriate in the context be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.

     1.4 References in this Agreement to Clauses and Schedules are to clauses in and schedules to this Agreement (unless the context otherwise requires). The Recitals and Schedules to this Agreement shall be deemed to form part of this Agreement.

     1.5 The Index and Clause Headings are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.

     1.6 The expressions "the Vendor" and "the Purchaser" shall, where the context permits, include their respective successors and permitted assigns.

     1.7 References to "persons" shall include bodies corporate, unincorporated associations and partnerships (whether or not having separate legal personality).

     1.8 References to writing shall include any methods of producing or reproducing words in a legible and non-transitory form.

     1.9 The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

     1.10    In construing this Agreement:

             1.10.1 the rule known as tile ejusdem generis rule shall not apply and, accordingly, general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

             1.10.2 general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.   Sale of Shares

     2.1 Subject to the terms of this Agreement, the Vendor as beneficial owner shall sell, and the Purchaser shall purchase the Shares free from Encumbrance together with all rights of any nature which are now or which may at any time prior to Completion become attached to the Shares or accrue in respect of the Shares including all dividends and distributions declared, payable or made in respect of the Shares prior to Completion.

     2.2 The Vendor hereby waives and agrees to procure the waiver of any restrictions on transfer (including pre-emption rights) which may exist in relation to the Shares, whether under the articles of association of the Company or otherwise.

3.   Consideration

     3.1 The total consideration payable for the Shares shall be US$ Forty-Two Million (US$42,000,000), which shall be paid to the Vendor as set forth in Section 5.2.2 hereof.

     3.2 On Completion, the Purchaser shall pay the Consideration to the Vendor or to such other patty as the Vendor may direct in writing, and any such payment shall be a good and sufficient discharge of the Purchaser for such sums.

4.   [INTENTIONALLY LEFT BLANK]

5.   Completion

     Completion shall take place on the Completion Date at the offices of the Vendor's Solicitors, or at such other location as the parties shall mutually agree when all (but not some only) of the following shall take place:

     5.1     The Vendor shall deliver to the Purchaser:

             5.1.1 Instruments of transfer and sold notes in respect of all the Shares duly executed by the Vendor and the Nominee, as applicable, in favor of the Purchaser or its nominee together with the relevant share certificates;

             5.1.2 the relevant share certificates (or an express indemnity in a form satisfactory to the Purchaser in the event of any found to be missing) in respect of the Shares;

             5.1.3 the written resignations of each of the Directors and the secretary of the Company and in each case acknowledging under seal that he or it (as the case may be) has no claim against the Company whether for loss of office or otherwise;

          5.1.4 all the statutory and other books and records of the Business duly written up to date of the Completion and its certificate of incorporation, certificate of incorporation on change of name current business registration certificate and common seat chops and books of account of the Business made up to the Completion Date; and

          5.1.5 minutes or resolutions of the Board approving the registration of the Purchaser or its nominee as members of the Company subject only to the production of duly stamped and completed-transfers in respect of the Shares;

          5.1.6 minutes or resolutions of the Board to cause such persons as the Purchaser may nominate to be validly appointed as directors of the Company and accepting the resignations of the Directors and the Secretary of the Company from their respective offices;

          5.1.7 copies of all authorized bank signature cards given by the Company;

          5.1.8 bank statements dated not earlier than 7 calendar days before Completion for all bank accounts of the Company together with cash book balances of the Company as at Completion and reconciliation statements reconciling such balances with the bank statements;

          5.1.9 all credit cards if any in the name of or for the account of the Company in the possession of any person resigning from his office or employment on the Completion Date, or certification of cancellation confirming that such credit cards have been cancelled;

          5.1.10 the Leases together with the written approval and consent (in a form and content reasonably acceptable to the Purchaser) of the landlords of the Properties specified in
                    Schedule 4 to the change in control of the Company as contemplated by this Agreement, provided and to the extent that such consent is required by the terms of the Leases in respect of those Properties; and
                                                 ---

          5.1.11 certified copies of any powers of attorney under which this Agreement is executed or other evidence satisfactory to the Purchaser of the authority of the person signing on the Vendor's behalf.

     5.2  At Completion, the Purchaser shall:

          5.2.1 deliver to the Vendor, the Purchaser's Completion Board Resolutions; and

          5.2.2 cause the Consideration in the amount of US$ Forty Two Million to be paid to the Vendor as follows:

                    . HK$60 million to be paid by electronic funds transferred to the account of AT&T Asia/Pacific Group Ltd. as the repayment of the outstanding intercompany loan from the Company:

                              Bank Name/Address:  Citibank N.A., 49/F Citibank
                                                  Tower,
                                                  Citibank Plaza, Central, Hong
                                                  Kong
                              Account Name:       AT&T Asia/Pacific Group Ltd.
                              SWIFT code:         CITIHKHX
                              Bank code:          006

                              Branch code:        391
                              Account Number:     08606544
                              Ref:                Repayment of loan from AT&T
                                                  EasyLink
                                                  Services Asia/Pacific Ltd.

                    . the balance (i.e. US$42 million minus HK$60 million), which is US$4,278,986 based on the exchange rate of 1 USD to 7.771 HKD as posted in the Asian Wall Street Journal on November 30, 1999, to be paid by electronic funds transferred to the Vendor's account at Chase Manhattan Bank New York, New York, f/a AT&T Comm. Svc. Int'l Inc., a/c #910-2763647, CHIPS No. 0002, Ref:
                         Sales Proceeds from EasyLink HK

                    or in such other manner as the Vendor may direct, and Purchaser shall deliver written notice and remittance instructions issued by the Purchaser's remittance bank to Vendor; and

          5.2.3 deliver to the Vendor certified copies of any powers of attorney under which this Agreement is executed or other evidence satisfactory to the Vendor of the authority of the person signing on the Purchaser's behalf.

     5.3 If for any reason the provisions of clause 5.1 are not fully complied with, the Purchaser may elect (in addition to and without prejudice to all other rights or remedies available to it) to fix a new date for Completion.

     5.4 The bought and sold notes and instruments of transfer referred to in sub-clause 5.1.1 shall be submitted to the Stamp Office for adjudication by the Purchaser's Solicitors as soon as practicable after Completion (but in any event within two working days of Completion). The Vendor will, at Completion, provide to the Purchaser's Solicitors certified true copies of the memorandum and articles of association of the Company, the Accounts of the Company and will, following Completion, promptly provide to the Purchaser's Solicitors any other documentation which are required by the Stamp Office for the adjudication of the stamp duty payable for this Transaction. Each of the Purchaser and the Vendor undertakes to the other that it will provide to the Purchaser's Solicitors a cheque in favor of "The Government of the Hong Kong Special Administrative Region" equal to one half of the total stamp duty adjudged payable by the Stamp Office immediately on demand by the Purchaser's Solicitors.

6.   Vendor's Warranties, Covenants and Indemnities

     6.1 The Vendor represents, warrants and undertakes to and with the Purchaser that:

          6.1.1 save as disclosed in the Disclosure Letter, each of the Warranties set out in Schedule 3 is true and accurate in all material respects and will be true and accurate in all material respects up to and including the Completion Date;

          6.1.2 to the best of Vendor's knowledge, the information contained in the Disclosure Letter is accurate in all material respects;

          6.1.3 each of the Warranties shall be construed as a separate and independent Warranty;

          6.1.4 the Warranties shall survive Completion and the rights and remedies of the Purchaser in respect of any material breach of any of the Warranties shall continue to subsist for a period of one year following Completion;

          6.1.5 the Warranties shall not be deemed in any way modified or discharged by reason of any investigation made or to be made by or on behalf of the Purchaser or by reason of any information relating to the Company of which the Purchaser or any of its professional advisers has knowledge (actual, implied or constructive) except only such information as is disclosed in the Disclosure Letter.

     6.2 To the extent not performed prior to Completion, as certified by the Vendor to the Purchaser in writing, the Vendor covenants that:

          6.2.1 for a period of 45 days following Completion, the Vendor will pay any fees owing to iPass with respect to those Subscribers and users who access the iPass network through the att.hk.net domain, and the Vendor will subsequently invoice the Company for such fees and provide the Company with billing information so that the Company can recover such costs from the Subscribers and users, provided that the Company shall pay forthwith to the Vendor all such fees by the end of the said 45 day period;

          6.2.2 upon delivery of evidence satisfactory to the Vendor that the Purchaser already has a valid APNIC membership, Vendor will issue a notice to APNIC advising that all allocated Hong Kong address space and Hong Kong AS numbers and rights thereto, as identified in Schedule 6.2.2, will be assigned to the Purchaser at no additional cost to the Purchaser;

          6.2.3 the Company has entered into an arm's length agreement with GCSI for the provision of services to the Apple Daily Ltd. customer. The Company has entered into an agreement with GCSI for facilities management at the Geary Street site for the Apple Daily Ltd. customer. Copies of both agreements have been made available to the Purchaser;

          6.2.4 prior to the Completion Date, the Vendor will cause the Company, at its expense, to cancel any agreements with service providers and vendors which the Purchaser identifies to the Vendor on Schedule 6.2.4 hereto;

          6.2.5 the Vendor will at its own expense notify Lemon that it must cease using the AT&T logos, service marks and trademarks and ensure that this Transaction and the requirements placed upon the Company as a result of this Transaction do not disrupt the features, performance, or overall quality of MySite or otherwise cause a material adverse effect on the work regularly performed by Lemon for MySite to become more difficult or costly for Lemon;

          6.2.6 the Company has entered into an AT&T International IP Services Agreement dated September 28, 1999, as amended, with GCSI, a copy of which has been made available to the Purchaser. The Vendor will procure that GCSI does not increase the price under this Agreement by more than 10% per annum, over the next three years;

          6.2.7 the Vendor will assist the Company in exercising an option, pursuant to the Tenancy Agreement of Room 381, 3/rd/ Floor, Telecom House attached in Schedule 4, on an additional 4000 square feet of space in Telecom House, such that the Company will be able to secure tenancy rights to all of that space after Completion. In the event that Completion does not occur, for whatever reason, and the Vendor has exercised the option at the direction of the Purchaser, the Purchaser solely will assume any rights to tenancy, subject to the landlord's consent, and solely will assume any continuing obligations under the Tenancy Agreement with respect to the additional 4000 square feet;

          6.2.8 the Vendor will cause the Company, at its own expense, to cancel those circuit contracts listed on Schedule 6.2.8 hereto under the heading "IPLC to be terminated," on or before the Completion Date;

          6.2.9 the Vendor has procured or will procure an EasyLink Services Sales Alliance Agreement between GCSI and the Company, substantially in the form attached hereto as Schedule 6.2.9 (the "ELS Sales Alliance Agreement")The Vendor shall provide that the migration from a Hong Kong node-based systems to a US-based system and that satisfactory testing of this new system is accomplished before Completion;

          6.2.10 the Vendor will, at its own expense, inform each of its dealers to return or destroy, and certify destruction of, all marketing and promotional materials containing the AT&T or EasyLink logos, service marks and trade marks. From the date of this Agreement until Completion and provided that the Purchaser so instructs the Vendor to do so in writing the Vendor will cease all contact and activity with current or prospective dealers relating to the Business, as defined in the Dealership Agreement. At the Purchaser's option, and at the expense of the Vendor, the Vendor will terminate the dealership agreements that the Purchaser identifies in writing on Schedule 6.2.10 hereto. Any dealership agreements that continue after the Completion Date shall become an obligation of the Company and the Purchaser;

          6.2.11 the Vendor has arranged or will arrange for AT&T Global Clearinghouse to enter into an arm's length agreement with the Company such that the Company will enjoy a relationship with the AT&T Global Clearinghouse which is substantially similar to that previously enjoyed by the Vendor and shall ensure that the brokerage fees paid by the Company to AT&T Global Clearinghouse will be identical to those paid by the Vendor before Completion for a period not to exceed one year after Completion;

          6.2.12 the Vendor has arranged or will arrange for the AT&T Asia/Pacific Group Ltd. to enter into an arm's length licensing agreement with the Company such that the Company can obtain and utilize a MIFS license for a period of one year from the Completion Date;

          6.2.13 neither the Vendor nor any Affiliated Company in Hong Kong, other than any Concert entity, will solicit the employment of any of the employees of the Business as listed in the document headed "Current Staff Listing" annexed to the Disclosure Letter for a period of twelve months after Completion;

          6.2.14 contemporaneous with Completion, AT&T Asia/Pacific Group Ltd. will enter into an agreement with the Company, substantially in the form attached hereto as Schedule 6.2.14, for interim services to be provided by AT&T Asia/Pacific Group Ltd. to the Company for a period of six months after Completion;

          6.2.15 the Vendor will, at its expense, put in place the retention program described in Schedule 6.2.15 to ensure retention of all permanent employees of the Company for a period of twelve months following Completion;

          6.2.16 the Vendor will migrate the www.att.net.hk, www.attmysite.com and www.mis.att.net.hk homes pages, and user access ID's and e-mail ID's within 180 days of Completion to a domain identified to the Vendor by the Purchaser according to a schedule and specifications as described in Schedule 6.2.16;

          6.2.17 the Vendor will deliver to Purchaser duly executed deeds of release, or any other appropriate document, releasing the Company from any liability whatsoever (actual or contingent,) which may be owing to any Affiliated Company by the Company as of the Completion Date, except for: liabilities incurred in the ordinary course of business, ongoing liabilities arising from those contracts which are intended to continue after Completion or the HK$60 million owed by the Company to AT&T Asia/Pacific Group Ltd. which will be paid off on the Completion Date;

          6.2.18 the Vendor will deliver all material documents relevant to the operation of the Business. To the extent that the Vendor does not deliver such documents to Purchaser at (completion, Vendor shall make such documents available to the Purchaser in accordance with Section 11 hereof,

     6.3 Subject to Sections 6.4 and 6.5 below, in the event of any breach or non-fulfillment of any of the Warranties resulting in either:
                                                                ------

          6.3.1 the value of any of the Company's assets being or becoming less than it would have been had the relevant circumstances been as so warranted; or

          6.3.2 the Company having incurred or incurring any liability which it would not have incurred had the relevant circumstances been as so warranted or had the Vendor performed its obligations as covenanted;

          then the Purchaser shall submit a written request to Vendor for payment of direct damages resulting from any breach of the Warranties, and the Vendor agrees:

          6.3.3 to respond to such request within 15 calendar days of receipt thereof with payment, or, in the event that Vendor disputes such payment request, the parties agree to resolve such dispute through direct negotiation between representatives of each of the parties, each of whom has decision-making authority. If the conflict persists for more than 30 calendar days from the date in which the matter is first raised, the parties the parties agree to submit the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to conciliation pursuant to the Conciliation Rules of the United Nations Commission on International Trade Law ("UNCITRAL"); and

          6.3.4 to indemnify and keep indemnified the Purchaser in full from and against all liabilities, losses, damages, fines, penalties, claims, costs and expenses (including legal costs and expenses on a full indemnity basis) incurred by the Purchaser and arising, whether directly or indirectly, as a consequence of any breach by the Vendor of any of its obligations, commitments, undertakings, agreements, any Warranties, indemnities and covenants under or pursuant to this Agreement;

          6.3.5 In the event that the parties cannot agree on the value of the change to Company's assets under Section 6.3. 1, the parties agree to submit the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to conciliation pursuant to the Conciliation Rules of the United Nations Commission on International Trade Law ("UNCITRAL"), with costs to be shared between the parties.

     6.4 In the absence of fraud by the Vendor, the liability of the Vendor in respect of all Warranty Claims shall:

          6.4.1 be limited to a maximum aggregate amount of US$ Four Million ($4,000,000) paid herein; and

          6.4.2   cease one (1) year after the date hereof.

     6.5 The Vendor shall not be liable for any Warranty Claim unless the liability of the Vendor in respect of any such Warranty Claim or claims exceeds US$ Fifty Thousand ($50,000) in aggregate, provided however that no individual claim shall be less than US$ Ten Thousand ($10,000).

     6.6 The Vendor shall not be liable for any Warranty Claim in respect of any fact, matter, event or circumstances to the extent that:

          6.6.1 such fact, matter, event or circumstance has been disclosed in the Disclosure Letter; or

          6.6.2 allowance, provision or reserve has been made for such fact, matter, event or circumstance in the Accounts or to the extent that payment or discharge of the relevant matter has been taken into account in the Accounts or to the extent that such matter was specifically referred to in the Accounts;

     Nothing in this Agreement shall in any way restrict or limit the general obligation at law of the Purchaser to mitigate any loss or damage which it may suffer in consequence of any fact, matter, event or circumstance giving rise to a Warranty Claim.

7.   Retirement Scheme

     The Retirement Scheme operated in respect of the employees of the Company shall be dealt with in accordance with Schedule 8.

8.   Purchaser's Warranties, Covenants and Indemnity

     8.1 The Purchaser represents, warrants and undertakes to and with the Vendor that:

          8.1.1 the Purchaser has been duly incorporated and is validly existing and no order has been made or petition presented or resolution passed for the winding up of the Purchaser and no distress, execution or other process has been levied on any of its assets. The Purchaser is not insolvent or unable to pay its debts for the purposes of Section 178 of the Companies Ordinance or any applicable law and no receiver or receiver and manager has been appointed by any person of its business or assets or any part thereof and no power to make any such appointment has arisen;

          8.1.2 the Purchaser has all the requisite corporate power to execute, deliver and perform, and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms; and

          8.1.3 the Purchaser shall procure that after the Completion with respect to each contract, commitment, arrangement and understanding (including but not limited to those in relation to customers, suppliers, employees or leases) to which the Company is party or by which it is bound as of the date hereof and after Completion:

                  8.1.3.1 the (company shall duly perform and comply with all material respects of each of its obligations thereunder; and

                  8.1.3.2 there shall be no material delay, negligence or other default on the part of the Company of each of its obligations thereunder.

     8.2  The Purchaser covenants that after Completion:

          8.2.1 the Company, and the Purchaser and all their affiliated companies shall not infringe on any of the trade names, trademarks, service marks or any other intellectual property rights of the Vendor or of any of the Affiliated Companies;

          8.2.2 except to the extent provided in other agreements between the Company and the Affiliated Companies, the Company and the Purchaser and all their affiliated companies shall not as of the date hereof in relation to any trade, business or company use a name, trademark or service mark, including the word "AT&T" or "EasyLink" or their Chinese equivalent or any word or symbol confusingly similar thereto in such a way as to be capable of or likely to be confused with the name or any trade name of the Vendor or of any of the Affiliated Companies and the Company and the Purchaser and all their affiliated companies shall procure that no such name, trademark or service mark shall be used by any person, firm or company with which the Company has a contractual relationship. The Company and the Purchaser specifically undertake to remove the words "AT&T" and "EasyLink" from the Company name by applying to the Hong Kong Companies Registry within 5 business days after the Completion Date; and

          8.2.3 the Purchaser shall procure that the Company shall, within 60 days from Completion remove and cease use of and remove any AT&T or EasyLink logos, service marks or trademarks from all materials of the Company, including advertising, marketing and promotional materials, and the MySite website, customer invoices, billing materials and stationery, except to the extent permitted by the ELS Sales Alliance Agreement.

     8.3 The Purchaser shall indemnify Vendor and keep indemnified the Vendor in full from and against any and all liabilities, losses, damages, fines, penalties, claims, costs and expenses (including legal costs and expenses on a full indemnity basis) incurred by the Vendor and arising, whether directly or indirectly, after the Completion out of:

          8.3.1 each contract, commitment, arrangement and understanding (including but not limited to those in relation to customers, suppliers, employees or leases) to which the Company is party or by which it is bound as of the Completion Date; notwithstanding the above, this obligation shall not apply with respect to claims that arise solely from events which occur prior to the Completion Date; or

          8.3.2 the breach, inaccuracy or failure by the Company to fulfill any of its obligations under any of the clauses or subclauses of this Clause 8.

9.   Restriction on Announcements

     9.1 Each Party undertakes that it will not (save as required by law or by any securities exchange or any supervisory or regulatory body to whose rules it is subject) make any announcement in connection with this Agreement unless the other shall have given its consent in writing to such announcement (which consent may not be unreasonably withheld or delayed and may be given either generally or in a specific case or cases and may be subject to conditions). Notwithstanding the above, in no event will either party disclose the Consideration or the terms of this Agreement under any circumstances.

10.  Further Assurance and Attorney

     10.1 Upon and after Completion, the Parties shall each at the request of the other do and execute or procure to be done and executed all such acts, deeds, documents and things as may be necessary to give full effect to this Agreement.

     10.2 In relation to the Company, the Vendor and the Purchaser shall procure the convening of ail meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under the Companies Ordinance (or other applicable legislation in any jurisdiction), its articles of association or any agreement or obligations affecting it to give effect to this Agreement.

     10.3 For so long after Completion as it (or its nominee) remains the registered holder of any of the Shares, the Vendor shall hold (or procure the holding of) them and any distributions, property and rights deriving from them in trust for the Purchaser and shall deal (or procure the dealing) with the Shares and any distributions, property and rights deriving from them as the Purchaser directs; in particular, the Vendor shall exercise (or procure the exercise of) an instrument of proxy or other document which enables the Purchaser or its representative to attend and vote at any meetings of the Company and the Subsidiaries.

11.  Information

     11.1 For purposes of responding to any enquiry from any regulatory or tax authorities, and to any legal proceedings, the Vendor shall, upon presentation of evidence reasonably satisfactory to the Vendor, for the lesser of seven (7) years or the relevant Hong Kong statute of limitations following the date of each relevant event, provide or procure to be provided to the Purchaser all such information in its possession or under its control as the Purchaser shall from time to time reasonably require relating to the business and affairs of the Company and in any case where such information is not the exclusive property of the Company will give or use reasonable efforts procure to be given to the Purchaser, its directors and agents access to such information and will permit the Purchaser to take copies of the same provided always that the disclosure of such information shall not in any way operate to modify or discharge any of the Warranties or otherwise to limit the liability of the Vendor under this Agreement, provided that all such information shall be subject to existing confidentiality and other relevant existing obligations.

12.  Cost

     12.1 Each Party to this Agreement shall pay its own costs of and incidental to this Agreement and the sale and purchase hereby agreed to be made.

13.  General

     13.1 This Agreement shall be binding upon and enure for the benefit of the successors and permitted assigns of the Parties.

     13.2 This Agreement (together with any documents referred to herein or executed contemporaneously by the Parties in connection herewith) constitutes the whole agreement between the Parties hereto and supersedes and renders null and void any previous conflicting agreements or arrangements between them relating to the subject matter hereof, it is expressly declared that no variations hereof shall be effective unless made in writing signed by duly authorized representatives of the Parties.

     13.3 All of the provisions of this Agreement shall remain in full force and effect notwithstanding Completion (except insofar as they set out obligations which have been fully performed at Completion).

     13.4 No failure of a Party to exercise, and no delay or forbearance in exercising, any right or remedy in respect of any provision of this Agreement shall operate as a waiver of such right or remedy.

     13.5 If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

     13.6 This Agreement may be executed in one or more counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.

14.  Notices

     Each notice, demand or other communication given under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days' prior written notice specified to the other Party):

     To the Vendor:      AT&T Communications Services International, Inc.
                         412 Mount Kemble Avenue
                         Morristown, New Jersey, U.S.A.
                         Attention: Mr. Michael Berg
                         Fax Number: 908-221-4408

     To the Purchaser:   AUnet Corporation
                         2000 Alameda De Las Pulgas
                         Suite 125
                         San Mateo, CA 94403
                         Attention: Mr. Jon Beizer
                         Fax Number: 650-524-1799

     Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; and (b) if given or made by fax when dispatched with a confirmed transmission report.

15.  Time Square Offices

     The Purchaser shall procure that the Company will re-locate from the Company's current Times Square offices within six months from the Completion Date. Notwithstanding the above, if AT&T Asia Pacific Group Ltd. relocates for any reason, the Purchaser shall procure that the Company will (unless it has made independent arrangements with the landlord of the Company's Times Square offices) also relocate at the same time or before AT&T Asia/Pacific Group Ltd. AT&T Asia Pacific hereby covenants that it will not relocate from its current Time Square offices before 31/st/ March 2000.

16.  Governing Law and Submission to Jurisdiction

     This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the Parties hereto irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong for the purpose of enforcing any claim arising hereunder.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement on the date appearing at the head hereof.


EXECUTED BY:


Signature:          /s/ Alex Ng
                    ---------------------------------
Name (Print):       Alex Ng
                    ---------------------------------
On behalf of:       AT&T Communications Services International Inc.



Signature:          /s/ JoAnn Patrick-Ezzell
                    ---------------------------------
Name (Print):       JoAnn Patrick-Ezzell
                    ---------------------------------
On behalf of:       AUnet Corporation

                                  SCHEDULE I
                                  ----------

                            Details of the Company
                            ----------------------

THE COMPANY
------------

1.   Registered Number:                         213190

2.   Address of registered office:              30/th/ Floor, Shell Tower, Times
                                                Square, 1 Matheson Street,
                                                Causeway Bay, Hong Kong

3.   Date and place of incorporation:           8 April 1988, Hong Kong

4.   Authorized share capital:                  HK$194,115,330.00 divided into
                                                19,406,633 Class "A" ordinary
                                                shares and 4,900 Class "B"
                                                ordinary shares of HK$10.00
                                                each.

5.   Issued share capital:                      HK$194,115,330.00 divided into
                                                19,406,633 Class "A" ordinary
                                                shares and 4,900 Class "B"
                                                ordinary shares of HK$10.00
                                                each.

6.   Directors:                                 NG Wing Chuen
                                                TAY Beng Yen
                                                CHUNG Lena Wan

7.   Secretary:                                 Gytho Company Limited

8.   Annual Accounting Date:                    31 December

9.   Auditors:                                  PricewaterhouseCoopers

                                  SCHEDULE 2
                                  ----------

                      Vendor's Individuals with Knowledge

                                    Alex Ng
                                  Timothy Lo
                                 John Mulligan
                                   Grace Tay
                                  Francis Lim
                                  Trini Chan